EXHIBIT 99.1

(Translation)

Financial Results for the Fiscal Year Ended December 31, 2015 [US GAAP] [Consolidated]

March 9, 2016

Company name	Acucela Inc.
Stock exchange listing	Tokyo Stock Exchange Mothers Market (Foreign Stocks)
Code number	4589
URL	http://www.acucela.jp/
Representative	Ryo Kubota
Title: Chairman, President and Chief Executive Officer
Attorney-in-fact	Baker & McKenzie (Gaikokuho Joint Enterprise)
Ken Takahashi (Telephone: 03-6271-9900)
Contact	Tomomi Sukagawa, Director of Investor Relations and Communications
Japan Office, Acucela Inc.
(Telephone: 03-5789-5872)
Scheduled date of general shareholders meeting	June 23, 2016
Scheduled date of annual securities report submission	March 11, 2016
Scheduled date of dividend payment commencement	—
Supplementary materials for financial results	Yes
Earnings announcement for financial results	Yes

(Figures rounded down to the nearest thousand)

1. Financial Results for FY2015 (Consolidated) (January 1, 2015 to December 31, 2015)
(1) Consolidated Operating Results
(Unit: US$ and ¥ in thousands, % change from the previous fiscal year)

	Revenue from collaborations		Loss from operations		Income (loss) before income tax		Net loss
	$24,067		$(26,556)		$(25,459)		$(25,509)
FY2015 (Consolidated)	¥2,902,721	(32.0)%	¥(3,202,919)		¥(3,070,610)		¥(3,076,641)
	$35,396		$(188)		$353		$(2,006)
FY2014 (Unconsolidated)	¥4,269,112	(33.1)%	¥(22,674)	—%	¥42,577	(95.1)%	¥(241,942)	—%

(Note) Comprehensive income (loss): FY2015 (Consolidated) (US $(25.7) million (JPY ¥(3,102.5) million); FY2014 (Unconsolidated) (US$(2.4) million (JPY ¥(284.6) million)

FY 2015 represents consolidated results whereas FY 2014 are unconsolidated. All of the operating results, financial position and cash flows of a newly founded subsidiary are immaterial. Change from the previous fiscal year is based on the above number.

(Unit: US$ and ¥, except for %)

	Basic loss per share	Diluted loss per share	Net income (loss) to equity ratio	Ratio of income before income tax to total assets	Ratio of operating income to revenues from collaborations

	$(0.71)	$(0.71)
FY2015 (Consolidated)	¥(86)	¥(86)	(15.3)%	(14.5)%	(110.3)%
	$(0.06)	$(0.06)
FY2014 (Unconsolidated)	¥(7)	¥(7)	(1.1)%	0.2%	(0.5)%

(2) Consolidated Financial Position
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Total assets	Net assets	Shareholders’ equity	Shareholders’ equity ratio	Shareholders' equity per share

	$175,950	$166,434	$166,434		$4.56
As of December 31, 2015	¥21,221,344	¥20,073,606	¥20,073,606	95%	¥549
	$196,966	$184,363	$184,363		$5.15
As of December 31, 2014 (unconsolidated)	¥23,756,065	¥22,236,021	¥22,236,021	94%	¥620

(3) Consolidated Cash Flows
(Unit: US$ and ¥ in thousands)

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents—end of year
	$(16,871)	$4,341	$(1,160)	$5,088
FY2015 (Consolidated)	¥(2,034,811)	¥523,583	¥(139,908)	¥613,678
	$9,442	$(152,932)	$148,274	$18,778
FY2014 (Unconsolidated)	¥1,138,798	¥(18,445,129)	¥17,883,328	¥2,264,814
Note: The original financial statements of the Company for FY2015 (Consolidated) and FY2014 (Unconsolidated) are expressed in U.S. dollar. Amounts as to operating results are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 120.61, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2015 for the sake of convenience.

2. Dividends
(Unit: US$ and ¥ in thousands, except for %)

	Annual dividend per share					Total Dividend Paid	Payout Ratio	Ratio of Total Amount of Dividends to Net Assets
	First Quarter	Second Quarter	Third Quarter	Year-end	Total
	$—	$—	$—	$0	$0	$0	—%	—%
FY2014 (Unconsolidated)	¥—	¥—	¥—	¥0	¥0	¥0	—%	—%
	$—	$—	$—	$0	$0	$0	—%	—%
FY2015 (Consolidated)	¥—	¥—	¥—	¥0	¥0	¥0	—%	—%
	$—	$—	$—	$0	$0	$0	—%	—%
FY2016 (forecast)	¥—	¥—	¥—	¥0	¥0	¥0	—%	—%

3. Projected Consolidated Financial Results for FY2016 (January 1, 2016 to December 31, 2016)
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Revenue from collaborations (low)	Revenue from collaborations (high)	Loss from operations (low)	Loss from operations (high)	Income (loss) before income tax (low)	Income (loss) before income tax (high)	Net loss (low)	Net loss (high)
	$25,000	$27,500	$(37,440)	$(36,940)	$(36,940)	$(35,740)	$(36,940)	$(35,740)
Full Year 2016 Forecast	¥3,015,250	¥3,316,775	¥(4,515,638)	¥(4,455,333)	¥(4,455,333)	¥(4,310,601)	¥(4,455,333)	¥(4,310,601)
		$24,067		$(26,556)		$(25,459)		$(25,509)
Full Year 2015 Results		¥2,902,721		¥(3,202,919)		¥(3,070,610)		¥(3,076,641)
Percentage Change (%) - omitted where not meaningful	3.9%	14.3%	—%	—%	—%	—%	—%	—%

	Net loss per share (low)¹	Net loss per share (high)¹
	$(1.01)	$(0.98)
Full Year 2016 Forecast	¥(122)	¥(118)
		$(0.71)
Full Year 2015 Results		¥(86)
Percentage Change (%) - omitted where not meaningful	—%	—%

1 - Net income (loss) per share was computed for Full Year 2016 Forecast using 36,517,106 weighted average shares for expected basic and diluted shares outstanding.

Note: Earnings forecast of the Company is based on U.S. dollar amounts. Amounts as to the earnings forecast for FY2016 are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 120.61, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2015 for the sake of convenience.

Our Company’s business operations depend on various factors outlined below (see Note). We expect that our revenue and profit level will vary due to such factors. Therefore, our forecast presentation will continue using a range rather than fixed figures. Please see "1. Business Results - (1) Analysis of Business Results" below for the detailed explanation on the variance.

4. Others
(1) Changes in significant subsidiaries during the period (changes in specified subsidiaries resulting in a change in scope of consolidation): Not Applicable

(2) Changes in accounting principles, procedures, and the method of presentation
         (i) Changes caused by revision of accounting standards, etc: None
        (ii) Changes other than (i) None

(3) Number of shares issued and outstanding (common stock)

1) Number of shares issued and outstanding as of the end of the reporting period (including treasury stock):

Number of Common Shares (in thousands)
As of December 31, 2015	36,517
As of December 31, 2014 (unconsolidated)	35,809

2) Number of shares of treasury stock as of the end of the reporting period:

Number of Treasury Shares (in thousands)
As of December 31, 2015	none
As of December 31, 2014 (unconsolidated)	none

3) Average number of shares outstanding during the reporting period:

Weighted Average Number of Common Shares (in thousands)
FY 2015	35,972
FY 2014 (unconsolidated)	32,869

* Implementation status of audit procedures
This financial results report is not subject to audit procedures by independent auditors under Japan’s Financial Instruments and Exchange Law. At the time of release of this report, audit procedures in accordance with auditing standards of the Public Company Accounting Oversight Board of U.S. have not yet been completed.

* Disclaimer Regarding Forward-Looking Statements and Other Items of Note
Forecasts and other forward-looking statements included in this report are based on information currently available and certain assumptions that the Company deems reasonable. Actual performance and other results may differ significantly due to various factors.

* Investors Meeting
The company will actively hold Investors Meetings for investors. Please visit our website (http://www.acucela.jp/) for the schedule.

(Note) Translation from USD into Japanese Yen in this document has been made at the rate of 1 USD = 120.61 (TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 31, 2015.

1. Business Results

FY 2015 represents consolidated results whereas FY 2014 are unconsolidated. All of the operating results, financial position and cash flows of a newly founded subsidiary are immaterial. Change from the previous fiscal year is based on the above number.

(1) Analysis of Business Results
FY2015 (Consolidated) compared to FY2014 (Unconsolidated)
Revenue from collaborations. Revenues from collaborations for the year ended December 31, 2015 totaled approximately $24.1 million (¥2.9 billion), representing a decrease of approximately $11.3 million (¥1.4 billion), or 32.0%, over the same period in 2014.
By program, revenues were as follows (in thousands US$, except for %):

	Year Ended December 31,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	$24,064	$35,364	$(11,300)	(32.0)%
Rebamipide	—	25	(25)	(100.0)%
OPA-6566	3	7	(4)	(57.1)%
Total	$24,067	$35,396	$(11,329)	(32.0)%
By program, revenues were as follows (in thousands JPY (¥), except for %):

	Year Ended December 31,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	¥2,902,397	¥4,265,282	¥(1,362,885)	(32.0)%
Rebamipide	—	2,978	(2,978)	(100.0)%
OPA-6566	324	852	(528)	(62.0)%
Total	¥2,902,721	¥4,269,112	¥(1,366,391)	(32.0)%

The decrease in revenues was due to fewer billable activities related to Emixustat in 2015. In the fourth quarter of 2015, we were in negotiations with Otsuka regarding the amount of indirect cost applicable in 2015. This negotiation resulted in a settlement of approximately $2.6 million, which was issued as a credit to Otsuka for development expenses that had been recognized as revenue in 2015 and has been recorded as a reduction to revenue for the year ended December 31, 2015. The Emixustat Phase 2b/3 clinical trial is continuing as scheduled and we currently expect the Phase 2b/3 clinical trial to be completed during the middle of 2016.
Our clinical program related to Otsuka's proprietary compound for potential treatment of dry eye, which was the subject of the now-terminated Rebamipide Agreement between us and Otsuka, was terminated in 2013. We also do not expect to generate significant revenue from the collaboration related to OPA-6566, Otsuka's proprietary compound for the potential treatment of glaucoma, which was the subject of the Glaucoma Agreement with Otsuka, for the foreseeable future. A Phase 1/2 study evaluating OPA-6566 was completed in 2012.
Research and development. Research and development expense for the year ended December 31, 2015 totaled approximately $22.6 million (¥2.7 billion), representing a decrease of approximately $2.9 million (¥0.4 billion), or 11.5%, over the same period in 2014.
By program, our research and development expenses were as follows (in thousands US$, except for %):

	Year Ended December 31,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	$21,060	$24,509	$(3,449)	(14.1)%
Rebamipide	—	15	(15)	(100.0)%
OPA-6566	1	8	(7)	(87.5)%
Internal Research	1,575	1,050	525	50.0%
Total	$22,636	$25,582	$(2,946)	(11.5)%

By program, our research and development expenses were as follows (in thousands JPY (¥), except for %):

	Year Ended December 31,		2014 to 2015 $ Change	2014 to 2015 % Change
	2015	2014
Emixustat	¥2,540,027	¥2,956,005	¥(415,978)	(14.1)%
Rebamipide	—	1,793	(1,793)	(100.0)%
OPA-6566	139	1,001	(862)	(86.1)%
Internal Research	189,962	126,646	63,316	50.0%
Total	¥2,730,128	¥3,085,445	¥(355,317)	(11.5)%
Research and development expense of $22.6 million (¥2.7 billion) decreased $2.9 million (¥355.3 million) or 11.5% for the year ended December 31, 2015, as compared to the same period in the prior year primarily due to fewer clinical activities related to our Emixustat clinical trials. We currently expect the Phase 2b/3 clinical trial to be completed during the middle of 2016.
We do not expect to incur significant research and development expenses related to clinical programs under the Rebamipide Agreement or the Glaucoma Agreement with Otsuka for the foreseeable future.
As a consequence of our Strategic Plan, we expect that total research and development expenses will increase and that we will incur net losses from our operating activities for the upcoming fiscal year and beyond. We also expect that research and development expenses will increase in the near term as a result of potential upfront and milestone payments we make as we execute on our Strategic Plan through in-licensing transactions.
General and administrative. General and administrative expense for the year ended December 31, 2015 totaled approximately $28.0 million (¥3.4 billion), representing an increase of approximately $18.0 million (¥2.2 billion), or 179.8%, compared to the prior year primarily due to the following:

•
approximately $8.4 million (¥1,016.2 million) of stock-based compensation expense mostly related to the accelerated vesting of awards, of which $5.0 million (¥608.0 million) was attributable to our former CEO, $2.0 million (¥244.0 million) related to our former COO, and $0.6 million (¥77.6 million) related to former vice presidents of the Company. The Company also granted equity awards to existing employees in place of a previously announced cash retention bonus pool;

•	approximately $2.1 million (¥247.9 million) paid out as severance to former officers and employees;

•	approximately $1.5 million (¥179.7 million) of company incurred legal and consulting expenses related to our May 1, 2015 special shareholders meeting;

•
approximately $0.8 million (¥91.4 million) in payments made to Dr. Kubota and SBI Holdings, Inc. to reimburse such parties in connection with costs and expenses incurred in connection with our May 1, 2015 special meeting of shareholders;

•
approximately $1.1 million (¥129.0 million) in bonus payments made during the year of which $0.8 million (¥98.1 million) related to employee retention and equity equalization programs and $0.3 million (¥30.9 million) to signing bonuses for new executives;

•	approximately $1.0 million (¥117.0 million) related to accounting and compliance services related to implementing a new general ledger system, audit services and equity compliance;

•	approximately $1.3 million (¥154.7 million) related to our internal audit function and implementation of our new enterprise risk management or ("ERP") system and;

•
approximately $0.8 million (¥94.1 million) in additional office rent in connection with our move to new corporate headquarters plus an overlap of lease payments for both our new and old corporate headquarters during the first quarter of 2015 and remaining expenses related to increased accrued payroll, recruiting, and legal.

Interest income and interest expense. Interest income for the year ended December 31, 2015 increased $0.6 million (¥72.1 million) from $0.5 million (¥62.6 million) to $1.1 million (¥134.7 million), compared to the prior year, due to interest earned on investments purchased with the proceeds from the IPO. Interest expense and other income (expense) were not significant.
Income tax expense. Income tax expense for the year ended December 31, 2015 decreased by approximately $2.3 million (¥278.5 million) from approximately $2.4 million (¥284.5 million) for the year ended December 31, 2014 due to recognition of a full valuation allowance against our deferred tax assets due to expected future losses as a result of our new strategic plan. The valuation allowance was established to recognize that it is more likely than not that the deferred tax assets will expire before we are able to realize their benefits or the future deductibility is uncertain. Effective tax rates for years ended December 31, 2015 and 2014 were (0.2)% and 667.7%, respectively. The difference between the U.S. federal statutory rate of 34.0% and our effective tax rates in 2015 was due primarily to the provision of a full valuation allowance related to our net operating loss and to deferred tax assets for which we do not anticipate future realization and permanent differences in book and tax earnings for stock options, meals and entertainment, and other miscellaneous items.
Net loss per share
(Unit: in thousands except for per share data)

	FY2014	FY2015
Numerator:
	$(2,006)	$(25,509)
Net loss	¥(241,942)	¥(3,076,641)
Denominator:
Weighted-average shares outstanding—basic (shares)	32,869	35,972
Dilutive effect of stock options, RSUs and restricted stock awards	—	—
Diluted weighted average shares of common stock outstanding (shares)	32,869	35,972
	$(0.06)	$(0.71)
Basic net loss per share (common stock)	¥(7)	¥(86)
	$(0.06)	$(0.71)
Diluted net loss per share (common stock)	¥(7)	¥(86)
Net loss for the year ended December 31, 2015 decreased as compared to the prior year due to lower revenue in the current year.
Prospects for the upcoming fiscal year
Discussion in the summary section 3. Projected Financial Results for FY2016 (January 1, 2016 to December 31, 2016) is as follows.

Revenue from collaborations:

We are providing a range for revenue from collaborations as our revenue varies in direct proportion to our cost reimbursement by Otsuka Pharmaceutical Co. Ltd. (“Otsuka Pharmaceutical”) associated with the varying level of activities in relation to the completion of Phase 2b/3 clinical trial in the United States and moving forward with Phase 3 clinical trial for our product candidate, Emixustat hydrochloride (“Emixustat”).

Completion of Phase 2b/3 clinical trial costs associated with the collaborative clinical program includes clinical trial site costs (e.g. costs primarily associated with doctor-patient visits), clinical manufacturing costs, costs incurred for consultants and other outside services such as materials and supplies used in support of the clinical program and employee related expenses of departments supporting the clinical program and gathering of data to analyze the top-line results.

The company is making provisions to move forward to a Phase 3 clinical trial with Emixustat in the event the read-out of the Phase 2b/3 clinical trial top-line data results in mid-2016 is supportive of the company undertaking such a trial.

Phase 3 clinical trial costs in FY2016 will focus on study startup costs which include but are not limited to protocol, site startup and regulatory activities. The Phase 3 clinical costs are impacted by the trial structure and its schedule, which causes the revenue variable for the forecast.

Such variability could include, but are not limited to, the risks outlined below (see note).

Loss From Operations.

Operating costs are comprised of reimbursable research and development costs as well as non-reimbursable internal research and development costs and general and administrative costs. We are providing a range for loss from operations as actual results are dependent on research and development costs directly associated with the Phase 3 clinical costs that can be reimbursed. The forecasted reimbursable research and development costs are USD $22.5 million to USD $24.5 million. Non-reimbursable costs include internal research and development cost of USD $22.2 million and general and administrative cost of USD $17.8 million. Internal research and development costs include, but are not limited to, approximately USD $15.0 million for business and development expenses, which includes in-licensing costs, to expand the business portfolio and approximately USD $3.5 million related to internal research and development including Diabetic Retinopathy, Stargardt's and other pre-clinical studies. General and administrative costs include, but are not limited to approximately $8.8 million of compensation for administrative employees, of which $2.5 million is non-cash stock-based compensation and approximately $9.0 million of legal, accounting fees and expanding our Japanese operation through increased in PR/IR activities. Such plans could be subject to variability, including but not limited to, the risks outlined below (see note).

Before Income Tax:

We are providing a range for loss before income tax as actual results are dependent on operating loss as well as non-operating loss items, which include interest income, interest expense and other expense which may vary materially from our forecast. Such variability could include, but are not limited to, the risks outlined below (see note).

Net Loss:
We are providing a range for net loss and net loss per share as actual results are dependent on billable research and development costs, as well as non-billable costs which may vary materially from our forecast. Net loss and net loss per share is further dependent on our provision for income taxes, which depends in part on our projections of future income or loss and management's future strategic plans. Such plans could be subject to variability, including but not limited to, the risks outlined below (see note).

Note: The range of forecasted low and high amounts presented above are based on information currently available to the Company and our current expectations, estimates, forecasts, and projections about our business, our results of operations, the industry in which we operate and the beliefs and assumptions of our management. These forecasts are only predictions, are subject to risks, uncertainties and assumptions that are difficult to predict, and are not intended to assure achievement of the Company's projections. Therefore, actual results may differ materially and adversely from those expressed in any forecasts. Factors that could cause the Company’s actual results to differ materially include, but are not limited to the risk that our collaboration partner terminates the co-development of any of our product candidates, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our product candidates, the risk that we are unable to retain and motivate our key management and scientific staff, and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission ("SEC"), which are available on the Company’s investor relations Web site (http://ir.acucela.com/) and on the SEC’s Web site (http://www.sec.gov).

(2) Analysis of Financial Condition
In addition to our continued development of Emixustat for the potential treatment of GA associated with dry AMD, in late 2014, we launched a new strategic plan, referred to as our "Strategic Plan," focused on leveraging our internal research and development efforts and our expertise in VCM to try to expand our ophthalmic product pipeline. As part of our Strategic Plan, we intend to pursue external partnerships and in-licensing and M&A opportunities to develop certain of our proprietary preclinical compounds and compounds we in-license to develop drug candidates for glaucoma, and various other retinal and ophthalmic conditions and diseases.
We anticipate that any potential drug candidates developed under our Strategic Plan will be developed independently, and our development expenditures on these programs will not be funded by collaborative partners. As a consequence, we expect that our total research and development expenses will increase, in part due to potential upfront and milestone payments we may make as we execute on our Strategic Plan through in-licensing transactions, and that we will incur net losses from our operating activities in the near term.

Cash, cash equivalents and investments, which include cash, money market funds, corporate debt securities, commercial paper and certificates of deposits, were $166.5 million (¥20.1 billion), consisting mostly of corporate debt securities, as of December 31, 2015 compared to $187.8 million (¥22.7 billion) as of December 31, 2014. As of December 31, 2015 and December 31, 2014, we had cash and cash equivalents of $5.1 million (¥613.7 million) and $18.8 million (¥2.3 billion), respectively. As of those same periods, we also had short-term investments of $106.9 million (¥12.9 billion) and $85.0 million (¥10.3 billion), respectively, and long-term investments of $54.5 million (¥6.6 billion) and $84.0 million (¥10.1 billion), respectively. Cash and cash equivalents include all short-term, highly liquid investments with an original maturity of three months or less at the date of purchase. As of December 31, 2015, cash equivalents consisted of money market funds. Short-term investments as of December 31, 2015 and December 31, 2014 were comprised of corporate debt securities and certificates of deposit. As of December 31, 2014, we also held commercial paper. Investments with maturities between three months to one year at the date of purchase are classified as short-term investments. Amounts on deposit with third-party financial institutions may exceed the applicable Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation insurance limits, as applicable.

The following table shows a summary of our cash flows for the years ended December 31, 2015 and 2014, (in US$ and JPY (¥) thousands):

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents—end of period
	$(16,871)	$4,341	$(1,160)	$5,088
FY2015	¥(2,034,811)	¥523,583	¥(139,908)	¥613,678
	$9,442	$(152,932)	$148,274	$18,778
FY2014	¥1,138,798	¥(18,445,129)	¥17,883,328	¥2,264,814

Cash Flows from Operating Activities
Net cash used in operating activities was $16.9 million (¥2.0 billion) and net cash provided by operating activities was $9.4 million (¥1,138.8 million) for the years ended December 31, 2015 and 2014, respectively.
During 2015, cash outflows were primarily the result of a net loss of $25.5 million (¥3.1 billion), a decrease in deferred revenue from collaborations of $3.8 million (¥454.0 million) and an increase in accounts receivables from collaborations of $0.9 million (¥103.1 million), partially offset by $8.9 million (¥1,078.3 million) to employee stock-based compensation primarily related to the acceleration vesting of equity incentives by our former Chief Executive Officer, Chief Operating Officer and several former Vice Presidents of the Company, a $1.1 million (¥129.7 million) increase in deferred rent and lease incentives related to the lease on our new corporate headquarters and $2.3 million (¥276.2 million) of amortization of premiums on marketable securities.
During 2014, cash provided by operating activities was primarily the result of an increase in deferred revenue from collaborations of $6.2 million (¥751.5 million), decreases in accounts receivable of $5.0 million,(¥600.3 million) and a $2.3 million (¥283.3 million) decrease in deferred tax assets due primarily to the provision of a partial valuation allowance for deferred tax assets for which we did not anticipate future realization, partially offset by a $1.6 million (¥191.3 million) decrease in accrued compensation primarily related to payments of accrued bonuses, and decreases in accrued liabilities of $2.4 million (¥289.8 million).
Cash Flows from Investing Activities
Net cash provided by investing activities for the year ended December 31, 2015 was $4.3 million (¥523.6 million) which was primarily the result of the maturity of marketable securities held as available for sale being partially offset by purchase of marketable securities available for sale. Net cash used in investing activities for the year ended

December 31, 2014 was $152.9 million (¥18.4 billion) primarily as a result of purchases of marketable securities from the proceeds of our IPO in February 2014.
Cash Flows from Financing Activities
Net cash used in financing activities of $1.2 million (¥139.9 million) for the year ended December 31, 2015 mainly was to the result of the repurchase of restricted stock units for employee tax withholdings. Net cash provided by financing activities in the year ended December 31, 2014 was the result of related to net proceeds from our IPO in February 2014.
We believe that cash from operations and cash, cash equivalents and investment balances, will be sufficient to fund our ongoing operating activities, working capital, capital expenditures and other capital requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our research and development activities, our ability to successfully in-license or acquire additional technologies, the timing and extent of our elections to co-promote product candidates under our collaboration agreements with Otsuka, and the timing of achievement of milestones under our collaboration agreements with Otsuka. Although we are not currently a party to any agreement or letter of intent regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could require us to seek additional equity or debt financing.
Contractual Obligations and Commitments
In addition to our contractual commitments at December 31, 2015, which consist of operating leases for corporate office and laboratory space, we have not incurred any additional material contractual obligations or commitments outside of the normal course of business other than the following:
Former CEO Severance
Under Mr. O'Callaghan's employment agreement, dated October 14, 2014, the termination of Mr. O’Callaghan’s employment without Cause or for Good Reason (as such terms were defined in his employment agreement), entitled him to receive 18 months of salary, up to 18 months of the premiums for health benefit coverage provided under our COBRA program, and a pro-rated portion of his annual bonus (“the CEO severance amounts”). Mr. O'Callaghan resigned his position as our President and Chief Executive Officer, effective on May 3, 2015. The CEO severance amounts, totaling approximately $0.9 million (¥105.6 million) in cash, were paid on May 11, 2015. In addition, pursuant to the terms of the 2014 Equity Plan, as amended, the vesting of his 712,480 options and 356,410 restricted stock units was accelerated such that all of his equity awards were fully vested as of May 3, 2015.
Severance and Change in Effective Control Agreements
On March 24, 2015, our Board of Directors approved the terms of the Severance and Change in Effective Control Agreements entered into with each member of our then current management team and certain other employees (the "Change in Control Agreements"). The Change in Control Agreements provide that if the employee terminates for any reason or for no reason (including disability), voluntarily resigns for good reason (as defined in the agreement), or the employee dies, and the termination occurs within the six month period following a Qualifying Change in Effective Control (as defined in the Change in Control Agreements), the employee will be entitled to an amount equal to the sum of six months of his or her monthly base salary, plus 50% of the employee’s annual target bonus for 2015, plus the premiums required to continue the employee’s group health care coverage for a period of six months following termination, which will be “grossed up” to cover taxes. The Change in Control Agreements terminated upon the earlier of November 1, 2015 or the employee’s termination date (unless the termination is within six months following a Qualifying Change in Effective Control). On May 1, 2015, as a result of the actions taken by our shareholders at a special meeting of shareholders, a Qualifying Change in Effective Control was deemed to have taken place under the terms of the Change in Control Agreements. As of December 31, 2015, payments totaling $1.9 million (¥230.5 million) have been made under the terms of the Severance and Change in Control Agreements and payments totaling an additional $0.4 million (¥43.7 million) were accrued.

	FY2014	FY2015
Shareholders’ equity ratio (%)	93.6%	94.6%
Shareholders’ equity ratio based on market prices (%)	107.1%	143.4%
Debt to annual cash flow ratio (%)	—	—
Interest coverage ratio (times)	—	—

Stockholders' equity ratio: stockholders' equity / total assets
Stockholders' equity ratio based on market prices: market capitalization / total assets
Debt to annual cash flow ratio: interest bearing liabilities / operating cash flows
Interest coverage ratio: operating cash flows / interest payments

(Notes)
1. These indexes are calculated using U.S. GAAP figures.
2. Market capitalization is calculated based on issued and outstanding shares excluding treasury stock.
3. Operating cash flows are the cash flows provided by operating activities on the statements of cash flows.
4. Interest-bearing liabilities include all liabilities on the balance sheets that incur interest.

(3) Basic Policy on Distribution of Profits and Distribution for FY2015 (Consolidated) and Distribution Forecast for FY2016

We have not declared or paid a cash dividend on our capital stock and do not intend to pay cash dividends for the foreseeable future.  We intend to retain all available funds and any future earnings to fund the development and growth of our business.  Any future determinations to pay dividends on our capital stock would depend on our results of operations, our financial condition and liquidity requirements, restrictions that may be imposed by applicable law or our contracts, and any other factors that our board of directors in its sole discretion may consider relevant.

Distribution forecast for 2016 - The Company does not plan for distribution at this time.

2. Management Policy

(1) Basic Management Policy

Acucela Inc., a Washington corporation, is a clinical stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of people worldwide. We focus on developing oral products based on our proprietary visual cycle modulation, or “VCM”, compounds to address a variety of retinal diseases, primarily age-related macular degeneration, or “AMD”, diabetic retinopathy, Stargardt disease, and potentially diabetic macular edema. Our product candidates are designed to address the root cause of these diseases by reducing toxic by-products and oxidative damage as well as protecting the retina from light damage. The visual cycle is the biological conversion of a photon into an electrical signal in the retina. Our approach to treating and slowing the progression of ophthalmic diseases utilizes proprietary compounds that are intended to reduce the speed of, or modulate, the visual cycle.
Emixustat hydrochloride, or “Emixustat”, our lead investigational VCM compound, is designed to reduce retinal toxins and preserve the integrity of retinal tissue in patients suffering from geographic atrophy, or (“GA”) associated with dry AMD. Emixustat is currently being evaluated in a Phase 2b/3 study for GA associated with dry AMD. Currently, there is no U.S. Food and Drug Administration, or (“FDA”), approved therapies to treat any form of dry AMD, including GA associated with dry AMD. We are co-developing Emixustat under our co-development and collaboration agreement, or the (“Emixustat Agreement”), with Otsuka Pharmaceutical Co., Ltd. or (“Otsuka”). Pursuant to the Emixustat Agreement, we and Otsuka have agreed to develop and commercialize Emixustat and/or other back-up compounds for the treatment of dry AMD and other potential ophthalmic indications that the parties agree to pursue under the terms of the Emixustat Agreement.

(2) Target Financial Index

The Company believes that it is not appropriate to use a financial index as a target in the light of business administration at this time.

(3) Strategy and Issues to be addressed

In addition to our continued development of Emixustat for the treatment of GA associated with dry AMD, in late 2014, we launched a new strategic plan focused on leveraging our internal research and development efforts, our expertise in VCM and pursuing external partnerships, in-licensing and M&A opportunities to develop certain of our proprietary preclinical compounds and compounds we in-license to create therapies for glaucoma, and various other retinal and ophthalmic conditions and diseases.

Our Strategy

Our goal is to develop an innovative portfolio of ophthalmology products. Key elements of our strategy to achieve this goal are to:

•	Work collaboratively with Otsuka on the development of Emixustat. The Emixustat Phase 2b/3 clinical trial is continuing as scheduled. We expect to report results in the second quarter of 2016.

•
Leverage expertise in VCM. Our VCM-based molecules are designed to specifically target retinal pigment epithelium cells within the retina to potentially treat and slow the progression of certain retinal diseases. We are evaluating the potential to develop Emixustat for additional indications such as diabetic retinopathy ("DR") or Stargardt's disease and potentially diabetic macular edema ("DME"). We are planning to initiate a pilot clinical study in the second quarter of 2016 for the treatment of proliferative diabetic retinopathy. In addition, we are committed to further enhancing our patent portfolio.

•	Build an ophthalmic product pipeline through internal research, M&A, and additional partnering or in-licensing opportunities. We intend to deploy capital in 2016 to fund our internal drug discovery and development efforts, as well as license or otherwise acquire the rights to potential new ophthalmic product candidates.
We believe a strong patent portfolio is critical to our success. We aggressively seek patent protection for our technology. We also rely upon unpatented proprietary technology and know-how because, in some cases, our interest would be better served by reliance on trade secrets or confidentiality agreements than by patents. We have built a portfolio of 112 issued patents and 174 pending patent applications as of December 31, 2015. As of December 31, 2015, this portfolio includes 24 issued patents and 16 pending applications in the United States and seven issued patents and nine pending patent applications in Japan. The following is a description of our intellectual property portfolio.
Visual Cycle Modulation. For our lead VCM-based product candidate, Emixustat, we have three issued U.S. patent (U.S. Patent No. 7,982,071, U.S. Patent No. 8,981,153 and U.S. Patent No. 8,993,807) and two pending U.S. patent applications. The issued patents will expire on or around 2029. Outside the United States, we have a total of 15 issued patents, as well as approximately 52 pending foreign counterparts. If issued, these patents will cover compositions of matter and methods of using Emixustat and would expire between 2028 and 2033.
In addition to our patents and patent applications covering our VCM technology undergoing clinical investigation, we have 17 other issued U.S. patents and 13 pending U.S. patent applications. Outside the United States, we have approximately 50 granted patents and approximately 106 pending foreign counterparts in Europe and other countries. If issued, these patents will cover compositions of matter and methods of using these compositions. If issued, these patents would expire between 2028 and 2034.
Pursuant to the Emixustat Agreement, we hold a non-exclusive, worldwide, fully paid-up license to make, have made, use, sell, offer for sale and import certain products based on VCM that are developed by employees of Otsuka. This license is subject to certain restrictions but is irrevocable except in the event of termination of the Emixustat Agreement.
OPA-6566. In September 2010, we entered into the Glaucoma Agreement, with Otsuka to develop and commercialize OPA-6566. OPA-6566 is the subject of one U.S. patent assigned to Otsuka (U.S. Patent No. 7,834,002) and the subject of two additional patent applications filed by Otsuka at the U.S. Patent and Trademark Office. The issued patent will expire on or around 2025. If issued, the patents resulting from the two pending applications would expire on or around 2025 and 2030, respectively.
Pursuant to the Glaucoma Agreement, until we exercise our right to co-develop and co-promote products based on OPA-6566, we hold a non-exclusive, royalty-free, fully paid-up license in the United States to certain patents directed to OPA-6566 and related proprietary know-how controlled by Otsuka. Otsuka is currently evaluating next steps for this program and we do not expect to generate significant revenue from this collaboration for the foreseeable future.
Other Technologies. We intend to continue to invest in our internal drug discovery and development programs and actively seek to license or otherwise acquire the rights to potential new drugs to expand or enhance our product pipeline. For example, in May 2012, we acquired the ophthalmic intellectual property rights to fenretinide, a retinol-binding protein antagonist, and its related compounds from ReVision Therapeutics, in order to further strengthen our leadership position in VCM technology, particularly as it relates to dry AMD.
Issues to be Addressed
Competition. The pharmaceutical and biotechnology industries are intensely competitive, and our product candidates, if commercialized, would compete with potential or existing drugs and therapies. In addition, there are many pharmaceutical companies, biotechnology companies, public and private universities, government agencies and research organizations actively engaged in research and development of products targeting the same markets as our product candidates. Many of these organizations have substantially greater financial, technical, manufacturing and marketing resources than we have. Moreover, physicians frequently prescribe legally available therapies for uses that are not described in the product’s labeling and that differ from those tested in clinical studies and approved by the FDA or similar regulatory authorities in other countries. These unapproved, or “off-label,” uses are common across medical specialties and may represent a potential source of competition to our product candidates. Our ability to compete successfully will depend largely on our ability to:

•	design and develop products that are superior to other products in the market;

•	attract and retain qualified scientific, product development and commercial personnel;

•	obtain regulatory exclusivity, patent and/or other intellectual property protection for our product candidates and technologies;

•	obtain required regulatory approvals;

•	obtain reimbursement from healthcare providers; and

•	successfully collaborate in the design, development and commercialization of new products.
We expect to compete on, among other things, product efficacy and safety, time to market, price, extent of adverse side effects and the basis and convenience of treatment procedures.
Geographic Atrophy. There are no FDA-approved treatments for any form of dry AMD, including GA. In response to this unmet medical need, new investigational product candidates are being evaluated that would compete with Emixustat if Emixustat is approved for GA associated with dry AMD. Product candidates under development include neuroprotective agents, anti-inflammatory compounds, small interfering ribonucleic acid, or "RNA" molecules, complement inhibitors and other drugs that seek to preserve photoreceptors and the retinal pigment epithelium, or "RPE". Key investigational compounds include Roche/Genentech’s lampalizumab, an intravitreal injection; GlaxoSmithKline’s GSK933776, an intravenously administered anti-amyloid immunotherapy drug candidate; MacuCLEAR’s MC1101, an antihypertensive drug being developed as an eye drop; Appellis CV3 inhibitor; and Allergan's brimonidine implant.
Glaucoma. In the United States, there are a number of drugs that have been approved for the reduction of intraocular pressure ("IOP") in patients with ocular hypertension or open angle glaucoma or are under development for this indication. Each of these drugs is a potential competitor to OPA-6566 if it were to be approved for the reduction of IOP associated with glaucoma. Key product classes that are most commonly used are prostaglandins, such as Xalatan, and beta-blockers, such as timolol. Moreover, a large number of generic versions of drugs target elevated IOP and may have market penetration and price advantages over OPA-6566. In addition to these approved treatments, a number of investigational compounds are being evaluated that would compete with OPA-6566 if OPA-6566 would be approved to treat glaucoma: Aerie Pharmaceuticals, Inc.'s AR 13324, a Rho kinase / Norepinephrine Transporter inhibitor; Valeant / Bausch & Lomb and NicOx S.A.'s latanoprostene bunod, a modified latanoprost compound; OphthaliX’s CF101, an adenosine A3 agonist; and Inotek Pharmaceuticals’ trabodenoson, an adenosine A1 receptor agonist.

3. Financial Statements and Other Information
(1) Consolidated Balance Sheets
ACUCELA INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2014		December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$18,778	¥2,264,814	$5,088	¥613,678
Investments	85,008	10,252,814	106,922	12,895,862
Accounts receivable from collaborations	5,285	637,424	6,140	740,546
Deferred tax asset	61	7,357	—	—
Prepaid expenses and other current assets	2,582	311,414	2,051	247,372
Total current assets	111,714	13,473,823	120,201	14,497,458
Property and equipment, net	742	89,492	920	110,961
Long-term investments	84,033	10,135,220	54,515	6,575,054
Long-term deferred tax asset	42	5,065	—	—
Other assets	435	52,465	314	37,871
Total assets	$196,966	¥23,756,065	$175,950	¥21,221,344
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$441	¥53,189	$207	¥24,966
Accrued liabilities	4,176	503,665	3,138	378,487
Accrued compensation	1,683	202,986	2,457	296,339
Deferred revenue from collaborations	6,231	751,521	2,467	297,545
Deferred rent and lease incentives	25	3,015	143	17,247
Total current liabilities	12,556	1,514,376	8,412	1,014,584
Commitments and contingencies (Note 13)
Long-term deferred rent, lease incentives, and others	47	5,668	1,104	133,154
Total long-term liabilities	47	5,668	1,104	133,154
Shareholders’ equity:
Common stock, no par value, 100,000 shares authorized as of December 31, 2015 and December 31, 2014; 36,517 and 35,809 shares issued and outstanding as of December 31, 2015 and December 31, 2014	186,589	22,504,499	191,696	23,120,455
Additional paid-in capital	3,601	434,316	6,288	758,396
Accumulated other comprehensive loss	(361)	(43,540)	(575)	(69,350)
Accumulated deficit	(5,466)	(659,254)	(30,975)	(3,735,895)
Total shareholders’ equity	184,363	22,236,021	166,434	20,073,606
Total liabilities and shareholders’ equity	$196,966	¥23,756,065	$175,950	¥21,221,344
See accompanying notes to consolidated financial statements.

(2) Consolidated Statements of Operations
ACUCELA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31, 2014		Year Ended December 31, 2015
Revenue from collaborations	$35,396	¥4,269,112	$24,067	¥2,902,721
Expenses:
Research and development	25,582	3,085,445	22,636	2,730,128
General and administrative	10,002	1,206,341	27,987	3,375,512
Total expenses	35,584	4,291,786	50,623	6,105,640
Loss from operations	(188)	(22,674)	(26,556)	(3,202,919)
Other income (expense), net:
Interest income	519	62,597	1,117	134,721
Interest expense	(15)	(1,809)	—	—
Other income (expense), net	37	4,463	(20)	(2,412)
Total other income, net	541	65,251	1,097	132,309
Income (loss) before income tax	353	42,577	(25,459)	(3,070,610)
Income tax benefit (expense)	(2,359)	(284,519)	(50)	(6,031)
Net loss	$(2,006)	¥(241,942)	$(25,509)	¥(3,076,641)
Net loss per share
Basic	$(0.06)	¥(7)	$(0.71)	¥(86)
Diluted	$(0.06)	¥(7)	$(0.71)	¥(86)
Weighted average shares
Basic	32,869		35,972
Diluted	32,869		35,972
See accompanying notes to consolidated financial statements.

(3) Consolidated Statements of Comprehensive Loss

ACUCELA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31, 2014		Year Ended December 31, 2015
Net loss	$(2,006)	¥(241,942)	$(25,509)	¥(3,076,641)
Other comprehensive loss:
Net unrealized loss on securities, net of tax	(354)	(42,696)	(214)	(25,811)
Comprehensive loss	$(2,360)	¥(284,638)	$(25,723)	¥(3,102,452)

See accompanying notes to consolidated financial statements.

(4) Consolidated Statements of Shareholders' Equity
ACUCELA INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands ($US))

					Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2013	32,441	28,209	11,971	3,654	2,728	(7)	(3,460)	31,124
Common stock issued in connection with IPO offering, net of issuance costs of $7,093	—	—	9,200	142,044	—	—	—	142,044
Common stock issued in connection with conversion of convertible preferred stock upon IPO	(32,441)	(28,209)	10,814	28,209	—	—	—	—
Common stock issued in connection with conversion of contingently convertible notes upon IPO	—	—	3,636	12,000	—	—	—	12,000
Stock-based compensation	—	—	—	—	516	—	—	516
Excess net tax benefit related to IPO costs	—	—	—	—	421	—	—	421
Excess net tax provision related to share-based awards	—	—	—	—	(64)	—	—	(64)
Common stock issued in connection with stock option exercises	—	—	188	682	—	—	—	682
Net loss	—	—	—	—	—	—	(2,006)	(2,006)
Unrealized loss on marketable securities available for sale	—	—	—	—	—	(354)	—	(354)
Balance at December 31, 2014	—	—	35,809	186,589	3,601	(361)	(5,466)	184,363
Stock-based compensation	—	—		—	8,940	—	—	8,940
Issuance of restricted shares of common stock	—	—	904	—	—	—	—	—
RSUs withheld for employee payroll taxes	—	—	(207)	—	(1,165)	—	—	(1,165)
Common stock issued in connection with stock option exercises	—	—	11	17	(12)	—	—	5
Excess net tax benefit related to IPO costs	—	—	—	—	14	—	—	14
Net loss	—	—	—	—	—	—	(25,509)	(25,509)
Vesting of restricted stock and exercise of options	—	—	—	5,090	(5,090)	—	—	—
Unrealized loss on marketable securities available for sale	—	—	—	—	—	(214)	—	(214)
Balance at December 31, 2015	—	$—	36,517	$191,696	$6,288	$(575)	$(30,975)	$166,434

See accompanying notes to consolidated financial statements.

(4) Consolidated Statements of Shareholders' Equity (Continued)
ACUCELA INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands (JPY))

					Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2013	32,441	¥3,402,289	11,971	¥440,708	¥329,023	¥(844)	¥(417,311)	¥3,753,865
Common stock issued in connection with IPO offering, net of issuance costs	—	—	9,200	17,131,926	—	—	—	17,131,926
Common stock issued in connection with conversion of convertible preferred stock upon IPO	(32,441)	(3,402,289)	10,814	3,402,289	—	—	—	—
Common stock issued in connection with conversion of contingently convertible notes upon IPO	—	—	3,636	1,447,319	—	—	—	1,447,319
Stock-based compensation	—	—	—	—	62,235	—	—	62,235
Excess net tax benefit related to IPO costs	—	—	—	—	50,777	—	—	50,777
Excess net tax provision related to share-based awards	—	—	—	—	(7,719)	—	—	(7,719)
Common stock issued in connection with stock option exercises	—	—	188	82,257	—	—	—	82,257
Net loss	—	—	—	—	—	—	(241,943)	(241,943)
Unrealized loss on marketable securities available for sale	—	—	—	—	—	(42,696)	—	(42,696)
Balance at December 31, 2014	—	—	35,809	22,504,499	434,316	(43,540)	(659,254)	22,236,021
Stock-based compensation	—	—	—	—	1,078,254	—	—	1,078,254
Issuance of restricted shares of common stock	—	—	904	—	—	—	—	—
RSUs withheld for employee payroll taxes	—	—	(207)	—	(140,510)	—	—	(140,510)
Common stock issued in connection with stock option exercises	—	—	11	2,051	(1,448)	—	—	603
Excess net tax benefit related to IPO costs	—	—	—		1,689	—	—	1,689
Net loss	—	—	—	—	—	—	(3,076,641)	(3,076,641)
Vesting of restricted stock and exercise of options	—	—	—	613,905	(613,905)	—	—	—
Unrealized loss on marketable securities available for sale	—	—	—	—	—	(25,810)	—	(25,810)
Balance at December 31, 2015	—	¥—	36,517	¥23,120,455	¥758,396	¥(69,350)	¥(3,735,895)	¥20,073,606

See accompanying notes to consolidated financial statements.

(5) Consolidated Statements of Cash Flows
ACUCELA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2014		2015
Cash flows from operating activities
Net loss	$(2,006)	¥(241,942)	$(25,509)	¥(3,076,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	501	60,426	381	45,952
Stock-based compensation	516	62,235	8,940	1,078,254
Amortization net of premium/discount on marketable securities	1,175	141,717	2,290	276,197
Deferred taxes	2,349	283,313	103	12,423
Loss on disposal of fixed assets	—	—	30	3,592
Excess net tax provision related to share-based awards	(64)	(7,719)	—	—
Changes in operating assets and liabilities:
Accounts receivable from collaborations	4,977	600,276	(855)	(103,122)
Prepaid expenses and other current assets	401	48,360	815	98,323
Accounts payable	(313)	(37,751)	(234)	(28,223)
Accrued liabilities	(2,403)	(289,826)	(1,038)	(125,193)
Accrued compensation	(1,586)	(191,287)	774	93,353
Deferred rent and lease incentives	(250)	(30,153)	1,075	129,656
Deferred revenue from collaborations	6,231	751,521	(3,764)	(453,976)
Other assets	(86)	(10,372)	121	14,594
Net cash (used in) provided by operating activities	9,442	1,138,798	(16,871)	(2,034,811)
Cash flows from investing activities
Purchases of marketable securities available for sale	(201,732)	(24,330,897)	(86,590)	(10,443,647)
Maturities of marketable securities available for sale	48,931	5,901,568	91,420	11,026,182
Net additions to property and equipment	(131)	(15,800)	(489)	(58,952)
Net cash provided by (used in) investing activities	(152,932)	(18,445,129)	4,341	523,583
Cash flows from financing activities
Repurchase of restricted stock units related to tax withholdings	—	—	(1,165)	(140,511)
Proceeds from issuance of common stock	149,819	18,069,670	17	2,050
Sale of stock, net	—	—	(12)	(1,447)
Excess tax benefit from stock-based compensation	—	—	—	—
Payments for deferred offering costs	(1,545)	(186,342)	—	—
Net cash (used in) provided by financing activities	148,274	17,883,328	(1,160)	(139,908)
Increase (decrease) in cash and cash equivalents	4,784	576,997	(13,690)	(1,651,136)
Cash and cash equivalents—beginning of period	13,994	1,687,817	18,778	2,264,814
Cash and cash equivalents—end of period	$18,778	¥2,264,814	$5,088	¥613,678
Supplemental disclosure
Cash paid for income taxes	$60	¥7,237	$—	¥—
Unpaid deferred offering costs	5,548	669,144		—
Conversion of convertible preferred stock upon IPO	28,209	3,402,287	—	—
Conversion of contingently convertible debt, related party, upon IPO	12,000	1,447,320	—	—
See accompanying notes to consolidated financial statements.

(6) Note regarding Assumption of Going Concern

None noted as of the date of filing of this report.

(7) Note regarding Significant Changes in the Amount of Shareholders' Equity

None noted as of the date of filing of this report.

(8) Notes on the Financial Statements

Note 1 - Business and Basis of Presentation
Business
Acucela Inc. and its subsidiary ("the Company", “we,” “our” and “us”) are clinical stage ophthalmology companies that specialize in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of people worldwide. In 2008, we and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) entered into a definitive agreement to co-develop Emixustat hydrochloride ("Emixustat"), our lead investigational compound which is currently being evaluated in a Phase 2b/3 clinical trial in patients with geographic atrophy associated with dry age-related macular degeneration ("AMD").

Basis of Presentation

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Acucela Japan KK, which was organized under the laws of Japan on December 11, 2015. Through December 31, 2015, Acucela Japan KK has not commenced operations. We eliminate all intercompany balances and transactions in consolidation.

Presentation of the cash flow

Prior year presentation of cash flows includes a re-classification to conform with the current year presentation of purchased interest on marketable securities.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
Segments
We operate in one segment, pharmaceutical product development. All of our significant assets are located in the United States. During the years ended December 31, 2015, 2014, and 2013, all revenue was generated in the United States.

Note 2 - Per Share Information

(Unit: in thousands, except for per share data)

	FY2014	FY2015
Numerator:
	$(2,006)	$(25,509)
Net loss	¥(241,942)	¥(3,076,641)
Denominator:
Weighted-average shares outstanding—basic (shares)	32,869	35,972
Dilutive effect of stock options, RSUs and restricted stock awards	—	—
Diluted weighted average shares of common stock outstanding (shares)	32,869	35,972
	$(0.06)	$(0.71)
Basic net loss per share (common stock)	¥(7)	¥(86)
	$(0.06)	$(0.71)
Diluted net loss per share (common stock)	¥(7)	¥(86)

For the years ended December 31, 2015 and 2014, equity awards of 96,683 and 185,551 were excluded from the calculation of diluted net income (loss) per share because the impact was anti-dilutive.

Note 3 - Subsequent Events

On January 6, 2016, an additional 1,460,684 shares were reserved for issuance under the Evergreen provision of the 2014 Equity Incentive Plan, as amended.

On January 21, 2016, the Board approved the grant of 900,000 options, including 780,000 options to Dr. Kubota, our CEO, and 30,000 options to each of the four non-employee directors of the Board.

The grant of options to Dr. Kubota included 390,000 options that will vest over a three-year period, with 33% vesting after one year and 67% vesting monthly thereafter. Dr. Kubota's remaining 390,000 options are performance based awards which will vest incrementally based on the closing market price of the Company's shares of common stock on the Tokyo Stock Exchange which 33% will vest upon the stock price of ¥1,102 trading for thirty consecutive calendar days, 33% will vest upon the stock price of ¥1,470 trading for thirty consecutive calendar days, and the remaining will vest upon the stock price of ¥1,837 trading for thirty consecutive calendar days.

The board member option grants vest in equal monthly installments over four years from the vesting commencement date of May 1, 2015 when they were elected Board of Directors of the Company.

Note 4 - Difference between US GAAP and Japanese GAAP

The financial statements of Acucela Inc. presented in this Report conform with accounting principles generally accepted in the United States of America ("US GAAP"). Such principles vary from the accounting principles generally accepted in Japan (“Japanese GAAP”). Significant differences between Japanese GAAP and US GAAP are summarized below. These differences are not necessarily the only differences and other differences may exist:

US GAAP	Japanese GAAP
Revenue Recognition	Revenue Recognition

In the United States, in accordance with the authoritative accounting guideline (which summarizes the views of certain of the staff of the Securities and Exchange Commission (the "SEC")) publicized and amended by the SEC, revenue shall be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery of products has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. In addition, another authoritative accounting guideline on revenue recognition has been added to arrangements in which multiple products or services are provided; the amendment has been applicable to the Company prospectively, as from November 1, 2010.

In Japan, the authoritative guidance states that revenues are recognized upon sale of goods or provision of services in accordance with the principle of realization. The authoritative guidance in Japan is not as prescriptive as US GAAP.

In the United States, in October 2009, the FASB amended the guideline on revenue recognition with regard to multi-element arrangements. The guideline has eliminated the residual method of allocation with regard to revenue recognition and requires that if neither vendor-specific objective evidence (VSOE) nor third-party evidence (TPE) is available, management's best estimate of the selling price of each element in the relevant arrangement be used.

Furthermore, in April 2010, the FASB publicized guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions; the guidance was early adopted by the Company as of December 31, 2009.

Marketable Securities	Marketable Securities

At each reporting period, the Company determines whether a decline in the value of marketable securities and investments is temporary, based on the criteria that include the duration and extent of the market decline, the financial position and business outlook of the issuer and the intent and ability of the Company to retain the marketable securities and investments for a sufficient period of time for anticipated recovery in fair value. If a decline in the value of marketable securities and investments is determined to be other than temporary, the difference between the book value and the fair value shall be recorded as an impairment charge in the statement of income.

For securities where there is a market price or rationally calculable value, the fair value after the significant drop should be used as the new book value, unless the fair value is expected to recover. The valuation differences are treated as loss for the accounting period.

Compensated Absences	Compensated Absences
Under ASC Topic 710, Compensation - General 10-25, a liability for compensation for future absences is recorded if certain criteria are met.	There is no requirement to record accruals for compensated absences under Japanese GAAP.
Stock Option	Stock Option
In the United States, stock-based compensation, including stock options, shall be accounted for in accordance with the guidance of ASC Topic 718, Compensation - Stock Compensation. The guidance, which requires the recognition of cost of all stock-based payment transactions on the financial statements, requires entities to determine fair value as a measuring object and apply a measurement method based on fair value in accounting for stock-based payment transactions.

In Japan, in accordance with the Accounting Standards Board of Japan (ASBJ) Accounting Standard - ASBJ Statement No. 8, Accounting Standard for Stock-based Payment, with regard to stock options granted on or after May 1, 2006, such compensation costs shall be recognized based on fair appraisal value thereof as of the grant date for the period from the grant date of the stock options to the date on which the stock options become exercisable, and the corresponding amount shall be recorded as a separate item in the "net assets section" of the balance sheet. With regard to stock options granted prior to May 1, 2006, no specified accounting standard exist and generally, no compensation cost is recognized. The stock acquisition right account would be reversed when the options are expired unused and reversal gain is recognized in earnings.

Research and Development	Research and Development

In the United States, in accordance with ASC 730, "Research and Development Arrangements", nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities shall be deferred, and shall be amortized for the period during which goods or services are used or rendered, based on the evaluation of their recoverability.
In Japan, no such accounting treatment is required.
Fair Value	Fair Value
In the United States, ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, provides a framework for fair value measurements and expands disclosures about fair value measurements. With regard to the definition of fair value, while the guidance under Topic 820 still uses the concept of a price for exchange, it expressly provides that the price is a price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants on the measurement date. ASC Topic 820 emphasizes that fair value is a market-based value and is not an entity-specific value. It also establishes a multi-level hierarchy of fair values as a framework for fair value measurements and requires expanded disclosures of assets and liabilities measured at fair value.

In Japan, there is no comprehensive accounting standard for fair value measurements. In the respective accounting standards for financial instruments and nonfinancial assets and liabilities, fair value is defined as a value based on a market price or if no market price is available, a reasonably assessed value.

Subsequent Event Disclosure	Subsequent Event Disclosure
The scope is events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with GAAP and all approvals necessary for issuance have been obtained.

“Audit Treatment for Subsequent Events” defines subsequent events, which are within the scope of the financial statements review, as events which occur after the balance sheet date and before the reporting date. Because it includes the definition, scope and treatment of subsequent events, it is used as a practical guide for accounting. In addition, it sets the rules for the events which occur after the reporting date and before the submission date of the quarterly security report.

Changes in Directors, Officers and Corporate Auditors

•	Directors

Not applicable

•	Officers

Mr. Steven Tarr resigned his position as our Chief Operating Officer, effective November 18, 2015.

•	Corporate Auditors

Not applicable.